SECOND AMENDMENT TO LEASE AGREEMNT


This Second Amendment to Lease Agreement is dated to be effective as of July 1, 1998, and is made between James J. Laney, David M. Laney as Trustee of the Olivia Laney Fall Trust, and Robert W. Decherd, Trustee of Laney Children's Trusts (the "Landlord") and Allstar Systems, Inc., a Delaware corporation (the "Tenant"

                                    RECITALS

A. By Lease Agreement dated June 24,1992 (the 'Original Lease"), Landlord leased to Technicomp Corporation and Allstar Services, Inc. (the "Original Tenant") the land and building known as 14202 and 14204 Proton Road, Farmers Branch, Texas, as more particularly described in the Original Lease (the "Demised Premises").

B. The Original Lease was amended by letter agreement between Landlord and Tenant (the "First Amendment"). The Original Lease together with the first Amendment Shall hereinafter collectively be referred to as the "Lease".

C.   The Original Tenant assigned its interest in the Lease to Tenant.

D. The term of the Lease expires on June 30, 1998, and Landlord and Tenant desire to extend the term and to amend and modify the Lease upon the terms and conditions set forth below.


NOW. THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Section 1.05 of the Lease is hereby amended to extend the Lease Term for an additional five (5) years, commencing on July 1, 1998 and expiring on June 30, 2003.

2. Section 1.06 of the Lease is hereby amended to reflect that Rent shall be S10,000.00 per month.

3. If Tenant is not in default under this Lease, and if Tenant pays to Landlord the Early Termination Payment (defined below) in the manner set forth below, then Tenant shall have the right to terminate this Lease in accordance with the following provisions. Tenant's right to terminate this Lease must be exercised by written notice to Landlord at least one hundred fifty (150) days prior to the expiration of the third year of the Lease Term, or Tenant shall have waived its right of termination. Time is of essence in giving such notice. If Tenant properly gives such notice of termination, then this Lease shall end as of the last day of the third year of the Lease Term (the "Early Termination Date). The Lease shall terminate on the Early Termination Date as if such date were the scheduled expiration date of the Lease.


     As a condition to exercising such right of termination, Tenant must pay to Landlord, at the same time as Tenant gives its termination notice. Twenty-five Thousand and No/1OO Dollars ($25,000.00) (the "Early Termination Payment).

4. Landlord hereby consents to Tenant's performance of and Tenant hereby agrees to perform, certain improvements to the Premises(,) at the Tenant's cost except as otherwise set forth herein, and in accordance with the provision below (the "Approved Improvements"). The Approved Improvements are as follows:

     a. HVAC repair work as more particularly describing in a letter dated June 8, 1998, from West Mechanical to Tenant. Landlord shall reimburse Tenant an amount not to exceed Two Thousand Three Hundred Ninety and No/100 Dollars ($2,390.00) for this work.


     b. Installation of 4 ton gas heat Arcoaire package unit in the Northeast corner in accordance with HVAC Installation Agreement with West Mechanical. Landlord shall reimburse Tenant an amount not to exceed Five Thousand Two Hundred Forty and No/100 Dollars ($5,240.00) for such work.

     c. Five (5) year warranty and maintenance contract on all HVAC rooftop equipment (including the unit described in (b) above) as set forth in HVAC Warranty Agreement with West Mechanical. Landlord shall reimburse Tenant an amount not to exceed Seven Hundred Fifty and No/100 Dollars ($750.00) per year for such work. Tenant agrees to keep in force the maintenance contract required by West Mechanical to keep the warranty in effect.

     d. Replacement of driveway at South side of the Demised Premises as set forth in a Proposal dated June 11, 1998, from Charles Cadenhead Construction Company. Landlord shall reimburse Tenant an amount not to exceed Eleven Thousand Seven Hundred Forty-seven and 50/100 Dollars ($11,747.50) for such work.

     e. Parking lot repairs at 14202 Proton, as set forth in the Proposal dated June 2, 1998 from Charles Cadenhead Construction Company. Landlord shall reimburse Tenant an amount not to exceed Eight Thousand and No/100 Dollars ($8,000.00) for such work.

          Tenant or Tenant's contractors shall obtain all necessary permits and approvals for the Approved Improvements. Tenant hereby assumes any and all liability arising out of or relating to the Approved Improvements, including any liability arising out of statutory or common law for any and all injuries to or death of any and all persons (including but not limited to Tenant's contractors and subcontractors and their employees) and any liability for any and all damage to property caused by, or resulting from, or arising out of any act or omission on the part of Tenant, Tenant's contractors, subcontractors, and employees in the performance of the Approved Improvements. Tenant agrees to insure the foregoing assumed contractual liability in its liability policies of insurance.

          Landlord shall reimburse Tenant (am amount not to exceed in each instance) the amounts set forth [in subsections (a) through (e) above,] only after lien-free final completion of such work and receipt by Landlord of proof that all bills in connection therewith have been paid in full and all persons or entities with the right to file a lien in connection therewith have finally waived and released their lien rights in connection therewith in a manner satisfactory to Landlord.

     5. Sections 16.1, 16.3, 16.5, and 16.6 of the Lease are hereby deleted in their entirety.

     6. The Option to Extend Term Lease Rider is hereby deleted in its entirety.

     7. In all other respects, the terms and provisions of the Lease remain unchanged and the Lease, as modified and amended hereby, is hereby ratified, adopted, and confirmed in all respects by Landlord and Tenant and continues in full force and effect in accordance with the terms, conditions, and provisions thereof as amended and modified hereby.

         SEE EXHIBIT 'A' ATTACHED.

          IN WITNESS WHEREOF, this Second Amendment to Lease Agreement is hereby executed as of the day and year first set forth above.

LANDLORD

James J. Laney, David M. Laney as Trustee of the Olivia Laney Fall Trust, and Robert W. Decherd, Trustee of Laney Children's Trusts.

By:
         James J. Laney

By:
         David M. Laney as Trustee of the Olivia Fall Trust


By:
         Robert W. Decherd, Trustee of Laney Children's Trusts,
         by Patrick B. Mitchell, Attorney-in-fact.

TENANT

Allstar Systems, Inc.
a Delaware corporation

By: \\Donald R. Chadwick
Title:   CFO

                                   Exhibit "A"

Renewal Option. The landlord grants the tenant the right to renew its lease for an additional term of three 3 years at the then prevailing market rate for comparable buildings within a two mile radius. The Tenant must notify Landlord at least four (4) months prior to the lease expiration of its intention to renew.

Brokerage Fee: The Landlord agrees to pay The Staubach Company a fee equal to 4% of the rent due for the noncancelable portion of the lease term. In addition, the Landlord agrees to pay The Staubach Company a fee equal to 4% of the rent due for years 4 and 5 provided ALLSTAR does not exercise its right to cancel. The fee to Staubach for the noncancelable portion of the lease will be due within 30 days after the Second Amendment is signed by tenant and landlord. The fee for the remaining term will be due within 30 days after July 1, 2001.

Allstar Systems, Inc.


By:\\

Donald R. Chadwick
Chief Financial Officer